UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)            May 10, 2006
LODGENET ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
2003 Stock Option and Incentive Plan

Item 1.01. Entry into a Material Definitive Agreement.
Amendment to 2003 Stock Option and Incentive Plan
     At the Annual Meeting of Stockholders of LodgeNet Entertainment Corporation (the “Company”), held on May 10, 2006, the Company’s stockholders approved an amendment to the Company’s 2003 Stock Option and Incentive Plan (the “Plan”). The amendment to the Plan increased the number of shares authorized under the Plan from 900,000 to 1,500,000. The amendment to the Plan also (i) prohibits the repricing of options without stockholder approval, except in the case of adjustments required by stock splits, recapitalizations, plans of exchange and similar transactions; (ii) limits the number of options and the value of restricted stock granted to any single participant in any fiscal year; and (iii) allows the Administrator the appropriate discretion in determining the form and level of awards to non-employee directors.
Directors Compensation Plan
     On May 10, 2006, the Board of Directors of the Company adopted an equity-based compensation program for the Company’s non-employee directors for 2006. The Company’s non-employee directors will receive the following equity-based compensation in 2006:
•	a grant of stock options to purchase 5,000 shares of the Company’s common stock, dated May 10, 2006, at an exercise price of $19.09, one third of which vested immediately; one third of which will vest on the first anniversary of the date of grant; and one third of which will vest on the second anniversary of the date of grant; and

•	on July 1, 2006, a grant of 2,500 shares of the Company’s common stock (which includes 500 shares, representing 50% of the value of the director’s annual retainer), half of which (or 1,250 shares) would be in the form of an outright grant and half of which would be in the form of restricted shares or restricted stock units, with a risk of forfeiture that would expire after a one year period.
     The Company intends to adopt a deferred compensation plan for non-employee directors which would permit them to defer receipt of their stock compensation.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
10.1	LodgeNet Entertainment Corporation 2003 Stock Option and Incentive Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2006	By /s/ Scott C. Petersen
Scott C. Petersen
Its President and Chief Executive Officer